Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	General Electric Company

Address of Joint Filer:	41 Farnsworth Street
Boston, MA 02210

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	Neuronetics, Inc. (STIM)

Date of Earliest Transaction Required
to be Reported (Month/Day/Year):	7/2/2018

Designated Filer:	GE Ventures Limited

Signature:

GENERAL ELECTRIC COMPANY

By:	/s/ Robert Morimoto
Name: Robert Morimoto
Title: Attorney-in-fact

July 5, 2018
Date